Exhibit 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements No.'s 333-128788 on Amendment No 2 on Form S-1 of our report dated September 13, 2005, except for Note 20 which is as of September 26, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the Company's ability to continue as a going concern), appearing in this Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Massella & Associates, CPA, PLLC

Massella & Associates, CPA, PLLC
Syosset, New York
April 27, 2006